EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-172178 on Form S-8 of our report dated July 25, 2011 relating to the consolidated financial statements of TAL Education Group, its subsidiaries, its variable interest entities (the “VIEs”) and its VIEs’ subsidiaries as of February 28, 2010 and 2011 and for the years ended February 28, 2009, 2010 and 2011, appearing in the Annual Report on Form 20-F of TAL Education Group dated July 25, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

July 25, 2011